EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Thomas J. Flournoy tflournoy@summitbk.com 770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES QUARTERLY DIVIDEND

ATLANTA, Georgia (October 31, 2006) - Summit Bank Corporation (Nasdaq: SBGA) announced a quarterly dividend of $.10 per share payable to all shareholders of record on November 14, 2006, to be paid on November 24, 2006.

Summit recently announced third quarter 2006 earnings of $1.62 million, or $0.23 diluted earnings per share, compared to $1.58 million, or $0.27 diluted earnings per share, for the third quarter of 2005. Summit’s earnings resulted in a third quarter 2006 return on average shareholders’ equity of 11.12% compared to 17.79% for the same period last year. The decline in earnings per share and return on shareholders’ equity from last year is attributable to the $20.3 million of additional capital raised from Summit’s common stock offering earlier this year. Total assets were $665.7 million at September 30, 2006, up 24.6% over the $534.2 million at September 30, 2005, primarily due to the acquisition of Concord Bank, N.A. (Concord) in Houston, Texas on April 1, 2006.

On September 19, 2006 Summit announced that they had entered into a definitive agreement with UCBH Holdings, Inc. (Nasdaq: UCBH) whereby UCBH would acquire Summit for approximately $175.5 million. UCBH is the holding company for United Commercial Bank, a $8.29 billion state chartered bank headquartered in San Francisco, California.

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates five branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California. Concord now operates as a division of The Summit National Bank in one location in Houston, Texas. The Summit National Bank also operates a representative office in Shanghai, China.

Summit Bank Corporation stock is listed on the Nasdaq National Market under the symbol SBGA.

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